Exhibit 99.1

NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017

Contact:	Nicholas M. Rolli
(917) 663-3460

Timothy R. Kellogg
(917) 663-2759

ALTRIA GROUP, INC. REPORTS
2006 SECOND-QUARTER RESULTS

Reported Diluted Earnings Per Share from Continuing Operations
Down 7.9% to $1.29 vs. $1.40 in Year-Ago Quarter

Excluding Items Detailed in Table Below,
Diluted Earnings Per Share from Continuing Operations
Up 6.8% to $1.41 vs. $1.32 in Year-Ago Quarter

Forecast Raised To A Range of $5.40 to $5.50
For 2006 Full-Year Diluted Earnings Per Share from Continuing Operations

NEW YORK, July 25, 2006 - Altria Group, Inc. (NYSE: MO) today announced second-quarter 2006 reported diluted earnings per share from continuing operations of $1.29, including items detailed on the attached Schedule 7, versus $1.40 in the year-ago period.
“Our second quarter results were solid in all respects, and we are witnessing an improvement in underlying fundamentals across all our businesses. While the global economic outlook continues to be a source of concern, we look forward to continued momentum in the second half of the year,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “Our domestic tobacco business continued to increase its market share, driven by gains for both Marlboro and Parliament. Our international tobacco business achieved strong share gains in France, Germany and Italy, and benefited from acquisitions. Our food business made continued progress, with good top-line growth and solid income performance.”

Excluding items shown in the table below, 2006 second-quarter diluted earnings per share from continuing operations increased 6.8%.

	Q2 2006	Q2 2005	Change

Reported diluted EPS from continuing operations	$1.29	$1.40	(7.9%)

2005 tax items, net of minority interest impact	--	(0.11)

Asset impairment and exit costs,
net of minority interest impact	0.09	0.03

Provision for airline industry exposure	0.03	--

Diluted EPS, excluding above items	$1.41	$1.32	6.8%

As shown in the reconciliation on Schedule 7, the 7.9% decline in reported diluted earnings per share from continuing operations was due primarily to an unfavorable comparison with the year-ago period, which benefited from $0.11 per share in tax benefits, primarily related to the American Jobs Creation Act (AJCA), higher Kraft restructuring charges for the second quarter of 2006 versus 2005, and an increase in the allowance for losses related to the airline industry at Philip Morris Capital Corporation (PMCC).

2006 Full-Year Forecast

Altria Group raised its previously announced projection for 2006 full-year diluted earnings per share from continuing operations from a range of $5.25 to $5.35 to a range of $5.40 to $5.50. This change reflects Kraft’s anticipated gain on the redemption of its interest in United Biscuits (benefiting Altria by approximately $0.09 per share), Kraft’s forecast for lower than expected restructuring charges for the full year (negatively impacting Altria by approximately $0.28 per share versus $0.36 per share in previous guidance), and a charge of $0.03 per share for the increase in the allowance for losses related to the airline industry at PMCC. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

Conference Call

A conference call with members of the investment community and news media will be Webcast at 9:00 a.m. Eastern Time on July 25, 2006. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in “Note 15. Segment Reporting” of Altria Group, Inc.’s 2005 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

All references in this news release are to continuing operations, unless otherwise noted.

2006 Second-Quarter Results

Net revenues for the second quarter of 2006 increased 4.0% versus 2005 to $25.8 billion, including $484 million from acquisitions offset by unfavorable currency of $450 million.
Operating income decreased 1.5% to $4.4 billion, reflecting the items described in the attached reconciliation on Schedule 3, including $247 million in charges for asset impairment and exit costs, primarily at Kraft, an increase of $103 million in the allowance for losses related to the airline industry at PMCC and unfavorable currency of $67 million. These were partially offset by higher results from operations of $227 million, and the positive impact from acquisitions of $81 million, primarily Sampoerna.
Earnings from continuing operations decreased 6.9% to $2.7 billion, reflecting the factors mentioned above and favorable tax items of $227 million, or $0.11 per share, in the second quarter of 2005, primarily due to the repatriation of $6.0 billion of earnings under provisions of the AJCA. The company’s effective tax rate was 33.6% in the second quarter of 2006 compared to 28.7% for the same period in 2005, which reflected the dividend repatriation under the AJCA.
Net earnings, including discontinued operations, increased 1.6% to $2.7 billion, aided by a favorable comparison with the second quarter of 2005, when Altria recorded a $245 million net loss from discontinued operations, net of minority interest, as a result of Kraft’s sale of its sugar confectionery business. Diluted earnings per share, including discontinued operations as detailed on Schedule 1, increased 0.8% to $1.29, driven by the factors mentioned above.
During the second quarter of 2006, Altria Group, Inc. declared a regular quarterly dividend of $0.80 per common share, which represents an annualized rate of $3.20 per common share.

DOMESTIC TOBACCO

2006 Second-Quarter Results

For the second quarter of 2006, Philip Morris USA (PM USA), Altria Group, Inc.’s domestic tobacco business, delivered solid income growth and strong share performance, driven by Marlboro and Parliament.
Operating companies income increased 3.2% to $1.3 billion, primarily driven by lower wholesale and retail promotional allowance rates, partially offset by lower volume.
Shipment volume of 47.2 billion units was down 4.3% from the previous year, reflecting changes in wholesale and retail trade inventory levels and the timing of 4th of July trade purchases versus the year-ago period. Adjusting for those factors, PM USA estimates that shipment volume declined approximately 2.0% in the second quarter of 2006 versus the second quarter of 2005. Premium mix for PM USA increased by 0.4 percentage points to 92.0% in the second quarter of 2006.
As shown in the following table, PM USA’s total retail share increased to 50.5% in the second quarter of 2006, driven by Marlboro and Parliament.

Philip Morris USA Quarterly Retail Share*
	Q2 2006	Q2 2005	Change
Marlboro	40.6%	40.0%	0.6 pp
Parliament	1.9%	1.7%	0.2 pp
Virginia Slims	2.3%	2.3%	0.0 pp
Basic	4.2%	4.3%	-0.1 pp
Focus Brands	49.0%	48.3%	0.7 pp
Other PM USA	1.5%	1.7%	-0.2 pp
Total PM USA	50.5%	50.0%	0.5 pp
* IRI/Capstone Total Retail Panel was developed to measure market share in retail stores selling cigarettes. It is not designed to capture Internet or direct mail sales.

PM USA’s share of the premium category was up 0.1 share points to 62.1%, while its share of the discount category grew 0.3 share points to 16.7%. The total industry’s premium category share increased 0.9 points to 74.6% in the second quarter of 2006, while the discount category share correspondingly declined to 25.4%. Within the discount category, share of the deep discount segment (which includes both major manufacturers’ private label brands and all other manufacturers’ discount brands) declined 0.5 points to 11.3%.

As part of its tobacco category adjacency growth strategy to develop new revenue and income sources for the future, PM USA began test marketing a smoke-free and spit-free tobacco pouch product, called Taboka, designed especially for adult smokers interested in smokeless tobacco alternatives to smoking. Taboka Tobaccopaks™ come in two versions - Taboka Original and Taboka Green, which is a menthol version. PM USA began test marketing Taboka in the Indianapolis area in early July.
On June 19, the Illinois Supreme Court, with consent from both parties, ordered the return to PM USA of the approximately $2.15 billion in cash securing the appeal bond in the Price “Lights” case. A $6 billion note, which also secured the 2003 judgment, will be returned to the company if the U.S. Supreme Court declines to hear the plaintiffs’ appeal. PM USA’s obligations to deposit payments on the note and to pay administrative fees to the Madison County, Illinois clerk also were terminated by the court’s order on June 19.

INTERNATIONAL TOBACCO

2006 Second-Quarter Results

Philip Morris International Inc. (PMI), Altria Group, Inc.’s international tobacco business, delivered strong volume and income performance in the second quarter of 2006, despite the challenging environment in Spain.
Cigarette shipment volume increased 5.7% to 213.9 billion units. The impact of acquisitions in Indonesia and Colombia, and favorable timing of shipments in Italy, coupled with solid gains in Argentina, France, Poland, Ukraine and worldwide duty-free, were partially offset by declines in Portugal and Spain, as well as Japan and Russia due to unfavorable timing of shipments. Excluding acquisitions, PMI’s cigarette shipment volume was up 0.8%. PMI’s total tobacco volume, which included 2.2 billion cigarette equivalent units of other tobacco products (OTPs), grew 6.0% to 216.1 billion units.
Operating companies income was up 5.7% to $2.1 billion, due primarily to higher pricing and the favorable impact of acquisitions of $81 million, partially offset by a negative currency impact of $68 million.
PMI’s market share in the second quarter of 2006 advanced in many countries, with gains achieved in several major markets including Argentina, Austria, Belgium, Brazil, Egypt, France, Germany, Hungary, Indonesia, Italy, Korea, Malaysia, Mexico, the Philippines, Poland, Switzerland, Turkey and Ukraine.

Total Marlboro cigarette shipments of 81.6 billion units were down 2.0%, due mainly to the impact of the timing of shipments in Japan, as well as lower volume in Germany and Argentina. Marlboro market shares were up in Australia, Brazil, France, Greece, Hungary, Italy, Japan, Korea, Kuwait, Malaysia, Mexico, the Philippines, Russia, Saudi Arabia and Ukraine. PMI recently launched Marlboro Wides in Portugal, France and Spain, and plans additional market introductions later this year.
In the European Union (EU) region, PMI’s cigarette shipments were up 0.8%, as gains in France and Poland, and the favorable timing of shipments in Italy, were largely offset by declines in Spain, Germany and Portugal. PMI’s cigarette market share in the EU region was 39.3%, down 0.2 points as strong share performances in France, Germany, Italy and Poland were offset by declines in the Czech Republic, Portugal and Spain. Importantly, PMI’s share of total tobacco consumption (cigarettes and OTPs) in the EU was up 0.4 points to 35.4%.
In Germany, total tobacco consumption declined 5.6%, but PMI’s total tobacco shipments were up 1.2%. PMI’s share of total tobacco consumption increased 2.0 points to 30.8%, representing sequential share growth for the third consecutive quarter. The total cigarette market declined 7.8%, while PMI’s cigarette volume was down 6.1%, resulting in PMI’s cigarette market share rising 0.7 points to 37.6%, driven by L&M. Industry volume for tobacco portions declined 14.4% to 4.7 billion units in the second quarter and PMI’s share of tobacco portions rose 11.0 points to 25.1%. As of April 2006, tobacco portions can no longer be manufactured under favorable tax conditions in Germany. However, the retail availability of tobacco portions is expected to remain through the third quarter of this year.
In Italy, the total cigarette market declined 1.5%, primarily reflecting two less selling days versus the prior-year quarter. PMI’s reported shipment volume was up 19.8%, helped by the timing of shipments and a favorable comparison with the second quarter of 2005, when PMI’s new distributor in Italy reduced its inventory by 1.0 billion units. Market share in Italy rose 0.9 points to 53.6%, driven by Chesterfield and Marlboro, which increased 0.5 share points to 22.8%.
In France, PMI’s volume and share performed strongly, reflecting a stable pricing environment and moderate price gaps. Shipments rose 10.9% and share grew 1.1 points to 42.8% behind the continued success of Marlboro and the Philip Morris brand.
In Spain, the total cigarette market declined 2.5%, but was essentially flat when adjusted for two less selling days in the second quarter of 2006, and reflects some recovery after the first quarter impact of the new tobacco law implemented on January 1. PMI’s cigarette shipments were down 14.2%, driven by the lower industry, unfavorable inventory movements and market share, which was 3.0 points lower at 31.6%. On a sequential basis, PMI’s market share has been resilient over the past three quarters at approximately 32%. Most of PMI’s share losses, compared to last year’s second quarter, were the result of declines in Chesterfield in the medium-price category and L&M in the low-price category. Premium-price Marlboro’s share in the second quarter was down a more moderate 0.3 share points to 16.7%, while Chesterfield and L&M were impacted by the repositioning of a competitive brand from the premium-price segment to the low-price segment. In addition, PMI’s share was impacted by the continued availability of competitive brands in the super-low segment, priced as low as 1.85 euros for a pack of 20 cigarettes. However, PMI believes that over time its strong brand portfolio will steadily regain market share losses in Spain.
In the Czech Republic, the total market was essentially flat. PMI’s shipments were down 12.3% and share was lower, reflecting intense price competition. In Portugal, the total market was down 11.2%, due primarily to lower overall consumption and higher cross-border purchases in Spain. PMI’s shipments declined 16.1% in Portugal and share was down 4.7 points to 79.7%, due to severe price competition and excise tax absorption by some manufacturers.
In Eastern Europe, the Middle East and Africa, PMI’s shipments grew 0.6%, due mainly to continued gains in Ukraine as well as several North African markets, largely offset by lower shipments in Russia and Turkey. Shipments in Russia were down 2.1%, driven by unfavorable distributor inventory movements versus the prior-year quarter and declines for local lower-margin offerings, as well as L&M, partially offset by gains for Marlboro, Muratti and Parliament. In Turkey, shipments were down 4.3%. However, market share rose 2.1 points to 42.6%, driven mainly by the continued success of Lark, partially offset by a decline in low-price Bond Street.  In Ukraine, shipments rose 5.8%, while market share increased 0.6 points to 32.7%, driven by the continued growth of Marlboro and Chesterfield.
In Asia (including Japan), volume increased 20.5%, driven by the acquisition of Sampoerna in Indonesia. Excluding the acquisition, volume was down 2.4%, due primarily to a difficult comparison with the prior-year quarter in Japan.
In Japan, the total market was inflated by trade loading patterns and rose 13.8%, reflecting trade purchasing ahead of a tax-driven price increase on July 1, 2006. PMI’s in-market sales were up 12.7%, also reflecting trade purchasing in advance of the July price increase. Market share declined 0.2 points to 24.4%, although Marlboro’s share was up 0.2 points to 9.8%. Shipments were down 1.1 billion units or 5.7%, reflecting an unfavorable comparison due to distributor inventory movements related to the return of the Marlboro license in Japan in May 2005.

In Indonesia, PMI achieved a 27.5% share in the second quarter, up 1.9 share points on a pro forma basis versus the prior-year quarter, demonstrating the continued strength of its brand portfolio, led by A Mild, Dji Sam Soe and A Hijau.
PMI’s volume in Latin America increased 10.1%, due to good performances in Argentina and Mexico, as well as the acquisition of Coltabaco in Colombia. Excluding that acquisition, volume advanced 6.0%. The total market in Argentina was up 10.2%, while PMI’s shipments grew 17.5% and share was up 4.1 points to 66.2%, driven by the price repositioning of the Philip Morris brand and the recent launch of Next in the ultra low-price segment. In Mexico, PMI shipments and market share advanced versus the prior-year quarter, driven by the continued momentum of Marlboro and Benson & Hedges.

FOOD

2006 Second-Quarter Results

Yesterday, Kraft Foods Inc. (Kraft) reported 2006 second-quarter results. Kraft’s net revenues were up 3.4% to $8.6 billion, reflecting positive product mix, the impact of price increases and gains in Eastern Europe and Latin America, as well as solid growth in North America, partially offset by the impact of divestitures, as well as unfavorable currency of $32 million.
Ongoing volume growth of 0.9% included gains in cheese, meats and coffee. Volume growth also included an estimated one percentage point benefit from the shift in timing of Easter shipments versus last year. In addition, the impact of product item pruning and the discontinuation of select product lines represented approximately 2% of prior-year volume.
Operating income decreased 5.8% to $1.2 billion for the second quarter, due to higher asset impairment, exit and implementation costs. However, excluding those costs and gains/losses on the sale of businesses, operating income increased 9.3% and operating income margin increased to 16.6% from 15.7%. These gains were driven by net revenue growth and cost savings. Higher packaging and energy costs partially offset the expansion in operating income margins.

NORTH AMERICAN FOOD

2006 Second-Quarter Results

For the second quarter 2006, Kraft North America Commercial (KNAC) net revenues were up 3.4% to $5.9 billion, reflecting increases in Convenient Meals, Snacks & Cereals, Beverages and Cheese & Foodservice and favorable currency of $48 million, partially offset by declines in Grocery. Ongoing volume increased 1.0% due to higher volume in Cheese & Foodservice, Convenient Meals, Grocery and Snacks & Cereals, partially offset by decreases in Beverages, driven largely by the impact of discontinued products. Operating companies income decreased 1.5% to $1.0 billion, with higher asset impairment and exit costs only partially offset by productivity and restructuring savings, positive mix, and favorable currency of $8 million.

INTERNATIONAL FOOD

2006 Second-Quarter Results

For the second quarter 2006, net revenues for Kraft International Commercial (KIC) increased 3.5% to $2.7 billion, reflecting increases in Developing Markets, Oceania & North Asia, partially offset by unfavorable currency of $80 million. Ongoing volume was up 0.5%, with an increase in the European Union partially offset by a slight decline in Developing Markets, Oceania & North Asia. Operating companies income decreased 25.5% to $184 million, due to higher restructuring and impairment charges, as well as unfavorable currency of $7 million, partially offset by positive mix and price increases.

FINANCIAL SERVICES

2006 Second-Quarter Results

Philip Morris Capital Corporation (PMCC) reported an operating companies loss of $59 million for the second quarter of 2006, versus operating companies income of $70 million for the year-earlier period. Results reflect an increase of $103 million in the allowance for losses related to continuing issues within the airline industry. Consistent with its strategic shift in 2003, PMCC is focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. PMCC is no longer making new investments and expects that its operating companies income will fluctuate over time as leases mature or assets are sold.

Altria Group, Inc. Profile

Altria Group, Inc. owns approximately 88.1% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. owns approximately 28.7% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft,Jacobs,L&M,Marlboro,Maxwell House,Nabisco, Oreo, Oscar Mayer,Parliament,Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2005 net revenues of $97.9 billion.
Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
Altria Group, Inc.’s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.
Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price gaps and changes in price gaps between premium and lowest-price brands; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended March 31, 2006. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended June 30,
(in millions, except per share data)
(Unaudited)

	2006	2005	% Change
Net revenues	$25,769	$24,784	4.0%
Cost of sales	9,393	9,134	2.8%
Excise taxes on products (*)	7,895	7,459	5.8%
Gross profit	8,481	8,191	3.5%
Marketing, administration and research costs	3,516	3,478
Domestic tobacco headquarters relocation charges	-	2
Asset impairment and exit costs	247	50
Losses on sales of businesses, net	8	1
Provision for airline industry exposure	103	-
Operating companies income	4,607	4,660	(1.1)%
Amortization of intangibles	9	4
General corporate expenses	163	165
Asset impairment and exit costs	32	20
Operating income	4,403	4,471	(1.5)%
Interest and other debt expense, net	266	320
Earnings from continuing operations before income taxes,
minority interest, and equity earnings, net	4,137	4,151	(0.3)%
Provision for income taxes	1,388	1,192	16.4%
Earnings from continuing operations before minority interest
and equity earnings, net	2,749	2,959	(7.1)%
Minority interest in earnings from continuing operations, and
equity earnings, net	38	47
Earnings from continuing operations	2,711	2,912	(6.9)%
Loss from discontinued operations, net of
income taxes and minority interest**	-	(245)
Net earnings	$2,711	$2,667	1.6%

Per share data(***):
Basic earnings per share from continuing operations	$1.30	$1.41	(7.8)%
Basic earnings per share from discontinued operations	$-	$(0.12)
Basic earnings per share	$1.30	$1.29	0.8%

Diluted earnings per share from continuing operations	$1.29	$1.40	(7.9)%
Diluted earnings per share from discontinued operations	$-	$(0.12)
Diluted earnings per share	$1.29	$1.28	0.8%
Weighted average number of
shares outstanding - Basic	2,085	2,067	0.9%
- Diluted	2,102	2,087	0.7%

(*) The detail of excise taxes on products sold is as follows:
	2006	2005
Domestic tobacco	$931	$971
International tobacco	6,964	6,488
Total excise taxes	$7,895	$7,459

(**) Discontinued operations in 2005 includes $(255) from loss on sale, and $10 of earnings, net of minority interest impact.
(***) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended June 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Net Revenues	$4,785	$12,310	$5,945	$2,674	$55	$25,769
2005 Net Revenues	4,790	11,565	5,751	2,583	95	24,784
% Change	(0.1)%	6.4%	3.4%	3.5%	(42.1)%	4.0%

Reconciliation:
2005 Net Revenues	$4,790	$11,565	$5,751	$2,583	$95	$24,784
Divested businesses - 2005	-	-	(87)	(5)	-	(92)
Divested businesses - 2006	-	-	3	-	-	3
Implementation - 2005	-	-	1	-	-	1
Implementation - 2006	-	-	-	-	-	-
Acquired businesses	-	484	-	-	-	484
Currency	-	(418)	48	(80)	-	(450)
Operations	(5)	679	229	176	(40)	1,039
2006 Net Revenues	$4,785	$12,310	$5,945	$2,674	$55	$25,769

Note: The detail of excise taxes on products sold is as follows:

	2006	2005
Domestic tobacco	$931	$971
International tobacco	6,964	6,488
Total excise taxes	$7,895	$7,459

Currency decreased international tobacco excise taxes by $228 million.

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended June 30,
(in millions)
(Unaudited)

	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Operating Companies Income	$1,301	$2,139	$1,042	$184	$(59)	$4,607
2005 Operating Companies Income	1,261	2,024	1,058	247	70	4,660
% Change	3.2%	5.7%	(1.5)%	(25.5)%	NA	(1.1)%

Reconciliation:
2005 Operating Companies Income	$1,261	$2,024	$1,058	$247	$70	$4,660

Divested businesses - 2005	-	-	2	-	-	2
Domestic tobacco headquarters relocation charges - 2005	2	-	-	-	-	2
Asset impairment and exit costs - 2005	-	21	5	24	-	50
Losses on sales of businesses - 2005	-	-	1	-	-	1
Implementation costs - 2005	-	-	18	8	-	26
	2	21	26	32	-	81

Divested businesses - 2006	-	-	-	-	-	-
Asset impairment and exit costs - 2006	-	(21)	(120)	(106)	-	(247)
Losses on sales of businesses - 2006	-	-	(8)	-	-	(8)
Implementation costs - 2006	-	-	(10)	(7)	-	(17)
Provision for airline industry exposure - 2006	-	-	-	-	(103)	(103)
	-	(21)	(138)	(113)	(103)	(375)

Acquired businesses	-	81	-	-	-	81
Currency	-	(68)	8	(7)	-	(67)
Operations	38	102	88	25	(26)	227
2006 Operating Companies Income	$1,301	$2,139	$1,042	$184	$(59)	$4,607

Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Statements of Earnings
For the Six Months Ended June 30,
(in millions, except per share data)
(Unaudited)
	2006	2005	% Change

Net revenues	$50,124	$48,402	3.6%
Cost of sales	18,308	17,805	2.8%
Excise taxes on products (*)	15,441	14,615	5.7%
Gross profit	16,375	15,982	2.5%
Marketing, administration and research costs	6,903	6,874
Domestic tobacco headquarters relocation charges	-	3
Italian antitrust charge	61	-
Asset impairment and exit costs	451	203
Losses (gains) on sales of businesses, net	11	(115)
Provision for airline industry exposure	103	-
Operating companies income	8,846	9,017	(1.9)%
Amortization of intangibles	16	8
General corporate expenses	316	324
Asset impairment and exit costs	32	38
Operating income	8,482	8,647	(1.9)%
Interest and other debt expense, net	509	601
Earnings from continuing operations before income taxes,
minority interest, and equity earnings, net	7,973	8,046	(0.9)%
Provision for income taxes	1,677	2,483	(32.5)%
Earnings from continuing operations before minority interest
and equity earnings, net	6,296	5,563	13.2%
Minority interest in earnings from continuing operations, and
equity earnings, net	108	67
Earnings from continuing operations	6,188	5,496	12.6%
Loss from discontinued operations, net of
income taxes and minority interest(**)	-	(233)
Net earnings	$6,188	$5,263	17.6%

Per share data (***):
Basic earnings per share from continuing operations	$2.97	$2.66	11.7%
Basic earnings per share from discontinued operations	$-	$(0.11)
Basic earnings per share	$2.97	$2.55	16.5%

Diluted earnings per share from continuing operations	$2.94	$2.64	11.4%
Diluted earnings per share from discontinued operations	$-	$(0.11)
Diluted earnings per share	$2.94	$2.53	16.2%
Weighted average number of
shares outstanding - Basic	2,083	2,064	0.9%
- Diluted	2,102	2,084	0.9%

(*) The detail of excise taxes on products sold is as follows:
	2006	2005
Domestic tobacco	$1,786	$1,816
International tobacco	13,655	12,799
Total excise taxes	$15,441	$14,615
(**) Discontinued operations in 2005 includes $(255) from loss on sale and $22 of earnings, net of minority interest impact
(***) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Six Months Ended June 30,
(in millions)
(Unaudited)
	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Net Revenues	$9,108	$24,111	$11,588	$5,154	$163	$50,124
2005 Net Revenues	8,936	22,910	11,304	5,089	163	48,402
% Change	1.9%	5.2%	2.5%	1.3%	-	3.6%

Reconciliation:
2005 Net Revenues	$8,936	$22,910	$11,304	$5,089	$163	$48,402
Divested businesses - 2005	-	-	(210)	(22)	-	(232)
Divested businesses - 2006	-	-	18	-	-	18
Implementation - 2005	-	-	1	-	-	1
Implementation - 2006	-	-	-	-	-	-
Acquired businesses	-	1,192	-	-	-	1,192
Currency	-	(1,072)	72	(199)	-	(1,199)
Operations	172	1,081	403	286	-	1,942
2006 Net Revenues	$9,108	$24,111	$11,588	$5,154	$163	$50,124

Note: The detail of excise taxes on products sold is as follows:
	2006	2005
Domestic tobacco	$1,786	$1,816
International tobacco	13,655	12,799
Total excise taxes	$15,441	$14,615
Currency decreased international tobacco excise taxes by $589 million.

Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Six Months Ended June 30,
(in millions)
(Unaudited)
	Domestic tobacco	International tobacco	North American food	International food	Financial services	Total
2006 Operating Companies Income	$2,417	$4,106	$1,938	$348	$37	$8,846
2005 Operating Companies Income	2,299	4,099	1,968	540	111	9,017
% Change	5.1%	0.2%	(1.5)%	(35.6)%	(66.7)%	(1.9)%

Reconciliation:
2005 Operating Companies Income	$2,299	$4,099	$1,968	$540	$111	$9,017

Divested businesses - 2005	-	-	(2)	(3)	-	(5)
Domestic tobacco headquarters relocation charges - 2005	3	-	-	-	-	3
Asset impairment and exit costs - 2005	-	24	122	57	-	203
Losses (gains) on sales of businesses - 2005	-	-	1	(116)	-	(115)
Implementation costs - 2005	-	-	32	13	-	45
	3	24	153	(49)	-	131

Divested businesses - 2006	-	-	(1)	-	-	(1)
Italian antitrust charge - 2006	-	(61)	-	-	-	(61)
Asset impairment and exit costs - 2006	-	(23)	(254)	(174)	-	(451)
Losses on sales of businesses - 2006	-	-	(11)	-	-	(11)
Implementation costs - 2006	-	-	(17)	(13)	-	(30)
Provision for airline industry exposure - 2006	-	-	-	-	(103)	(103)
	-	(84)	(283)	(187)	(103)	(657)

Acquired businesses	-	227	-	-	-	227
Currency	-	(224)	13	(19)	-	(230)
Operations	115	64	87	63	29	358
2006 Operating Companies Income	$2,417	$4,106	$1,938	$348	$37	$8,846

Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended June 30,
($ in millions, except per share data)
(Unaudited)
		Diluted
	Net Earnings	E.P.S. (*)

2006 Continuing Earnings	$2,711	$1.29
2005 Continuing Earnings	$2,912	$1.40
% Change	(6.9)%	(7.9)%

Reconciliation:
2005 Continuing Earnings	$2,912	$1.40

2005 Domestic tobacco headquarters relocation charges	1	-
2005 Asset impairment, exit and implementation costs,
net of minority interest impact	47	0.02
2005 Losses on sales of businesses, net of minority interest impact	1	-
2005 Corporate asset impairment and exit costs	13	0.01
2005 Tax items, net of minority interest impact	(227)	(0.11)
	(165)	(0.08)

2006 Asset impairment, exit and implementation costs,
net of minority interest impact	(159)	(0.08)
2006 Losses on sales of businesses, net of minority interest impact	(3)	-
2006 Corporate asset impairment and exit costs	(21)	(0.01)
2006 Provision for airline industry exposure	(66)	(0.03)
2006 Tax items, net of minority interest impact	(2)	-
	(251)	(0.12)

Currency	(44)	(0.02)
Change in shares	-	(0.01)
Change in tax rate	36	0.02
Operations	223	0.10
2006 Continuing Earnings	$2,711	$1.29
2006 Discontinued Earnings	$-	$-
2006 Net Earnings	$2,711	$1.29

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Six Months Ended June 30,
($ in millions, except per share data)
(Unaudited)
		Diluted
	Net Earnings	E.P.S. (*)

2006 Continuing Earnings	$6,188	$2.94
2005 Continuing Earnings	$5,496	$2.64
% Change	12.6%	11.4%

Reconciliation:
2005 Continuing Earnings	$5,496	$2.64

2005 Domestic tobacco headquarters relocation charges	2	-
2005 Asset impairment, exit and implementation costs, net of
minority interest impact	144	0.07
2005 Gains on sales of businesses, net of minority interest impact	(64)	(0.03)
2005 Corporate asset impairment and exit costs	25	0.01
2005 Tax items, net of minority interest impact	(266)	(0.13)
	(159)	(0.08)

2006 Italian antitrust charge	(61)	(0.03)
2006 Asset impairment, exit and implementation costs,
net of minority interest impact	(284)	(0.14)
2006 Losses on sales of businesses, net of minority interest impact	(6)	-
2006 Corporate asset impairment and exit costs	(21)	(0.01)
2006 Provision for airline industry exposure	(66)	(0.03)
2006 Tax items, net of minority interest impact	965	0.46
	527	0.25

Currency	(151)	(0.07)
Change in shares	-	(0.03)
Change in tax rate	67	0.03
Operations	408	0.20
2006 Continuing Earnings	$6,188	$2.94
2006 Discontinued Earnings	$-	$-
2006 Net Earnings	$6,188	$2.94

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Balance Sheets
(in millions, except ratios)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$5,613	$6,258
All other current assets	19,818	19,523
Property, plant and equipment, net	16,876	16,678
Goodwill	32,154	31,219
Other intangible assets, net	12,194	12,196
Other assets	13,250	14,667
Total consumer products assets	99,905	100,541
Total financial services assets	6,859	7,408
Total assets	$106,764	$107,949

Liabilities and Stockholders' Equity
Short-term borrowings	$3,264	$2,836
Current portion of long-term debt	2,852	3,430
Accrued settlement charges	2,233	3,503
All other current liabilities	16,838	16,389
Long-term debt	14,186	15,653
Deferred income taxes	7,825	8,492
Other long-term liabilities	12,757	13,813
Total consumer products liabilities	59,955	64,116
Total financial services liabilities	7,118	8,126
Total liabilities	67,073	72,242
Total stockholders' equity	39,691	35,707
Total liabilities and
stockholders' equity	$106,764	$107,949

Total consumer products debt	$20,302	$21,919
Debt/equity ratio - consumer products	0.51	0.61
Total debt	$21,611	$23,933
Total debt/equity ratio	0.54	0.67